CREDIT AGREEMENT, dated as of January 13, 1995, among Standard Microsystems Corporation, a Delaware corporation (the "Borrower") and the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders" individually, a "Lender").

      The parties hereto hereby agree as follows:


                       SECTION 1.  DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "ABR": for any day with respect to any ABR Loan made by any Lender, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate of such Lender in effect on such day and (b) the Federal Funds Effective Rate determined by such Lender as in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the relevant Lender as its prime rate in effect at its principal office (the Prime Rate not being intended to be the lowest rate of interest charged by such Lender in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day of such transactions received by the relevant Lender from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

            "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

            "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Applicable Margin": with respect to any Eurodollar Loan for each Interest Period with respect thereto, (a) 0.625% with respect to the portion of such Eurodollar Loan which when added to the aggregate amount of all Loans outstanding at the time such Eurodollar Loan is made (before giving effect to the making of such Eurodollar Loan) would not exceed $29,999,999, (b) 0.875% with respect to the portion of such Eurodollar Loan which when added to the aggregate amount of all Loans outstanding at the time such Eurodollar Loan is made (before giving effect to the making of such Eurodollar Loan) would exceed $29,999,999 but would not exceed $59,999,999 and (c)
      1.00% with respect to the portion of such Eurodollar Loan which when added to the aggregate amount of all Loans outstanding at the time such Eurodollar Loan is made (before giving effect to the making of such Eurodollar Loan) would exceed $59,999,999.

            "Assignee":  as defined in subsection 8.6(c).

            "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate principal amount of all Loans made by such Lender then outstanding.

            "Board of Governors": the Board of Governors of the Federal Reserve System or any Governmental
      Authority which succeeds to the powers and functions thereof.

            "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 or 2.7 as a date on which the Borrower requests the Lenders to make Loans hereunder.

            "Business":  as defined in subsection 3.17.

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New
      York City are authorized or required by law to close.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Chemical": Chemical Bank, a New York banking corporation.

            "Closing Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment": as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

            "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

            "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

            "Consideration": with respect to any Permitted Acquisition, collectively, (i) all cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including in respect of transaction costs, fees and other expenses incurred by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (ii) all guarantees and other contingent obligations created, and all liabilities assumed, by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (iii) the value of all Capital Stock issued by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and (iv) any deferred portion of the purchase price or any other costs paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition.

            "Consolidated Current Liabilities": at any date of determination, all liabilities of the Borrower and its Subsidiaries which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities.


            "Consolidated EBITDA": for any period, the Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) interest expense, (ii) depreciation, (iii) amortization, (iv) all Federal, state, local and foreign income taxes and (v) all other non-cash expenses, minus, to the extent added in determining such Consolidated Net Income, any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Funded Debt": at any date of determination thereof, all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after such date of determination (including the current portion of any such Indebtedness) and any such Indebtedness maturing within one year after such date of determination which is renewable or extendable at the option of the obligor to a date more than one year from such date of determination and, including, in any event, the Loans.

            "Consolidated Net Income": for any period, the net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP but excluding from the determination thereof (without duplication) any extraordinary gains. If Consolidated Net Income is less than zero for any period, Consolidated Net Income may be referred to as a Consolidated Net Loss for such period.

            "Consolidated Net Worth":   at any date of
      determination thereof, all items which would, in accordance with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date of determination.

            "Consolidated Quick Assets":   at any date of
      determination thereof, all cash, cash equivalents and accounts receivable of the Borrower and its Subsidiaries at such date of determination, determined in accordance with GAAP and set forth on the then most recent consolidated balance sheet of the Borrower and its Subsidiaries.

            "Consolidated Tangible Net Worth":  at any date of
determination thereof,       Consolidated Net Worth at such date
                             of determination, minus (a) any
                             surplus resulting from the write-up
                             of assets subsequent to August 31,
                             1994, (b) goodwill, including any
                             amounts (however designated on the
                             balance sheet) representing the
                             cost of acquisitions of
                             Subsidiaries in excess of
                             underlying tangible assets, (c)
                             patents, trademarks, copyrights,
                             (d) leasehold improvements not
                             recoverable at the expiration of a
                             lease and (e) deferred charges
                             (including, but not limited to,
                             unamortized debt discount and
                             expense, organization expenses and
                             experimental and development
                             expenses, but excluding prepaid
                             expenses).

            "Consolidated Total Unsubordinated Liabilities": at any date of determination thereof, all items which would, in accordance with GAAP be included on a consolidated balance sheet of the Borrower and its Subsidiaries as liabilities, excluding Subordinated Debt and any minority interests in Subsidiaries owned by Persons other than the Borrower or any of its Subsidiaries.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Default":  any of the events specified in
      Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Domestic Subsidiary": any Subsidiary which is not a foreign Subsidiary.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "ERISA":  the Employee Retirement Income Security
      Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan made by any Lender, the rate per annum equal to the rate at which such Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of such Lender's Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Lender's Eurodollar Loan to be outstanding during such Interest Period.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                  Eurodollar Base Rate

                    1.00 - Eurocurrency Reserve Requirements

            "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

            "Foreign Subsidiary": any Subsidiary that is organized or incorporated under the laws of any jurisdiction outside the United States of America.

            "GAAP": generally accepted accounting principles and practices in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board or through other appropriate boards or committees thereof or in such other statements by such other entity as may be in general use by significant segments of the accounting profession and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of the Borrower and its Subsidiaries.

            "GFC Credit Agreement": the Loan Agreement dated as of October 15, 1991, between the Borrower and Greyhound Financial Corporation.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
      (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and
      (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

            "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

            "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices),
      (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person if such Person has not assumed or otherwise become liable for the payment thereof.

            "Insolvency":  with respect to any Multiemployer
      Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Interest Payment Date":  as to any Loan, the last
      Business Day of each month during which such Loan is outstanding.

            "Interest Period":  with respect to any Eurodollar
      Loan:

                    (i) initially, the period commencing on the
            borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                   (ii)  thereafter, each period commencing on
            the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Lenders no later than 12:00 P.M. Noon, New York City time, three Business Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                 (1)  if any Interest Period would otherwise
            end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (2) any Interest Period that would otherwise
            extend beyond the Termination Date shall end on the Termination Date;

                 (3) any Interest Period that begins on the
            last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                 (4) the Borrower shall select Interest
            Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

            "Interest Rate Protection Agreements":  as to any
      Person, all interest rate swaps, caps or collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

            "Inventory Turnover Ratio":   at any date of
      determination thereof, the ratio of (a) the aggregate amount of "cost of goods sold" expensed during the then most recently completed period of four consecutive fiscal quarters to (b) the aggregate amount of inventory of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period.

            "Investments":  as defined in subsection 6.9.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

            "Loans":  as defined in subsection 2.1.

            "Loan Documents": this Agreement, any Notes and the Subsidiaries Guarantee.

            "Loan Parties":  the Borrower and each Domestic
      Subsidiary.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or
      (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of any Lender hereunder or thereunder.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Material Subsidiary": at any time, any Subsidiary (a) the Total Assets of which exceed 5% of the Total Assets of the Borrower and its Subsidiaries at such time and (b) the Total Revenues of which for the then most recently completed fiscal quarter exceed 5% of the Total Revenues of the Borrower and its Subsidiaries for such fiscal quarter.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "NatWest": National Westminster Bank N.A., a national banking association.

            "Non-Excluded Taxes":  as defined in subsection
      2.14(a).

            "Notes":  as defined in subsection 2.5(d).

            "Participant":  as defined in subsection 8.6(b).

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Permitted Acquisition": as to any Person, the acquisition of all or substantially all of the Capital Stock or assets of another Person, provided that (y)
      (i) the aggregate Consideration for all such acquisitions subsequent to the Closing Date shall not exceed $30,000,000, (ii) such other Person (or the assets being acquired) must be in (or be used in, in the case of acquired assets) a comparable business to the business in which the Borrower is engaged as of the Closing Date, (iii) such acquisition transaction shall be "non-hostile" and shall be consummated with the consent of the Board of Directors of such other Person and (iv) no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

            "Permitted Investments": (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit, having maturities of not more than one year from the date of acquisition thereof, of any Lender or of any domestic commercial bank which has a capital and surplus of at least $1,000,000,000, (c) commercial paper rated at least A-1 or the equivalent thereof by Standard &
      Poor's Ratings Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition,
      (d) securities issued by money-market funds with assets of $2,500,000,000 or more, (e) tax-exempt debt securities, having maturities of not more than one year from the date of acquisition thereof, issued by any Person organized under the laws of any State of the United States or of the District of Columbia, which securities are rated A or better by Standard and Poor's Ratings Group or a or better by Moody's Investors Service, Inc, (f) preferred stock, having maturities of not more than one year from the date of acquisition thereof, issued by closed end municipal bond funds which are rated AAA by Standard & Poor's Ratings Group and Aaa by Moody's Investors Services, Inc., (g) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a), (h) equity securities issued by any Person organized under the laws of any State of the United States or of the District of Columbia with an aggregate purchase price not to exceed $1,000,000 at any time, which equity securities have been registered under the Securities Act of 1933 or the Securities Exchange Act of 1934 and are traded on a stock exchange or the National Association of Securities Dealers, Inc. National Market System and (i) equity securities of Mosaid Limited owned by the Borrower on the date hereof.

            "Person":  an individual, partnership,
      corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Properties":  as defined in subsection 3.17.

            "Regulation U":  Regulation U of the Board of
      Governors as in effect from time to time.

            "Reorganization":  with respect to any
      Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
      (Section Mark) 2615.

            "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 75%.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other
      Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer and the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

            "Sanwa Credit Agreement":  the Loan and Security
      Agreement dated as of October 15, 1991, between the Borrower and Sanwa Business Credit Corporation.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer
      Plan.

            "Subordinated Debt": any unsecured Indebtedness of the Borrower or any of its Subsidiaries: no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to January 13, 1998; the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Borrower to and the Lenders hereunder on terms and conditions approved in writing by the Required Lenders; and all other terms and conditions of which are satisfactory in form and substance to the Required Lenders (as evidenced by their prior written approval thereof).

            "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

            "Subsidiaries Guarantee": the Guarantee to be executed by all the Domestic Subsidiaries, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

            "Supplier Contract":  collectively, (a) the
      Consignment Agreement, dated as of September 15, 1994
      (SMC Contract No. 165-GWH), between the Borrower and
      AT&T Corp. and (b) the Integrated Circuit Supply
      Agreement (SMC Contract No. 166-GWH), dated September
      15, 1994, between the Borrower and AT&T Corp.

            "Termination Date": the third anniversary of the Closing Date.

            "Total Assets": as to any Person at any date of determination, the total assets of such Person and its Subsidiaries at such date of determination as determined on a consolidated basis in accordance with GAAP, excluding assets attributable to any minority interests in Subsidiaries owned by Persons other than such Person or any of its Subsidiaries.

            "Total Revenues": as to any Person for any period, the total revenues of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP excluding revenues attributable to any minority interests in Subsidiaries owned by Persons other than such Person or any of its Subsidiaries.

            "Transferee":  as defined in subsection 8.6(d).

            "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto.

            (b) As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


             SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

            2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b)  The Loans may from time to time be (i)
Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to each Lender in accordance with subsections 2.2 and 2.7, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

            2.2  Procedure for Borrowing.   The Borrower may
borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give each Lender irrevocable telephonic notice (which notice must be received by each Lender prior to 12:00 P.M. Noon, New York City time and must be promptly confirmed in writing), (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) on such Business Day, otherwise, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of each such Eurodollar Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing from each Lender under the Commitments shall be in an amount equal to $500,000 or a whole multiple thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Borrower by crediting the account of the Borrower maintained by the Borrower with such Lender.

            2.3 Commitment Fee. The Borrower agrees to pay to each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of 1/4 of 1% per annum on the average daily amount of the unused Commitment of such Lender during the period for which payment is made, payable monthly in arrears on the last Business Day of each month and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

            2.4  Termination or Reduction of Commitments.  The
Borrower shall have the right, upon not less than three
Business Days' prior written notice to each Lender, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in a minimum amount of at least $2,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the Commitments then in effect.

            2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender the then unpaid principal amount of each Loan made by such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section
7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (c) The entries made in the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

            (d) The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans made by such Lender, substantially in the form of Exhibit B (a "Note"), dated the Closing Date and payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount of the then Commitment of such Lender or (b) the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Loan made by such Lender and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule annexed to and constituting a part of its Note or any continuation thereof, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error therein shall not affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

            2.6 Optional Prepayments. The Borrower may on any Business Day prepay the Loans, in whole or in part in multiples of $500,000, without premium or penalty (subject to the next succeeding sentence), upon irrevocable notice to each Lender on the date of such prepayment, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.15.

            2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving each Lender at least two
Business Days' prior irrevocable telephonic notice of such election (which must be promptly confirmed in writing), provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving each Lender at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

            (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to each Lender, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

            2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

            (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or
(iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR plus 2%, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date and on the Termination Date and,
(i) in the case of a Eurodollar Loan, the last day of each Interest Period for such Eurodollar Loan, and (ii) in the case of an ABR Loan, the date of conversion of such ABR Loan into a Eurodollar Loan pursuant to subsection 2.7, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

            (e)  The Applicable Margin for each Eurodollar
Loan shall be determined on the first day of each Interest
Period with respect thereto.

            2.9 Computation of Interest and Fees. Commitment fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.

            2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a)  any Lender shall have determined (which
      determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Lender's Eurodollar Rate for such Interest Period, or

            (b) any Lender shall have determined that such Lender's Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender (as conclusively certified by such Lender) of making or maintaining its affected Loans during such Interest Period, such Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by such Lender, no further Eurodollar Loans shall be made or continued as such by such Lender, nor shall the Borrower have the right to convert Loans made by such Lender to Eurodollar Loans.

            2.11 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each conversion or continuation of Loans by the Borrower, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to each Lender in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            2.12  Illegality.  Notwithstanding any other
provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement,
(a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.15.

            2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

              (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.14 and changes in the rate of tax on the overall net income of such Lender);

             (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

            (iii)  shall impose on such Lender any other
      condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower shall be conclusive in the absence of manifest error. The Borrower shall not be obligated to compensate any Lender pursuant to subsection 2.13(b) for amounts accruing prior to the date which is 180 days before such Lender notifies the Borrower of its obligation to compensate such Lender for such amounts. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.14  Taxes.  (a)  All payments made by the
Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Lender hereunder or under any Note, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to such Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify each Lender for any incremental taxes, interest or penalties that may become payable by such Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

              (i)  deliver to the Borrower (A) two duly
      completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

             (ii) deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

            (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 8.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

            2.15 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement,
(b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.16  Change of Lending Office.  Each Lender
agrees that if it makes any demand for payment under subsection 2.13 or 2.14(a), or if any adoption or change of the type described in subsection 2.12 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 2.13 or 2.14(a), or would eliminate or reduce the effect of any adoption or change described in subsection 2.12.


             SECTION 3.  REPRESENTATIONS AND WARRANTIES

            To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Lender that:

            3.1  Financial Condition.  The consolidated
balance sheet of the Borrower and its consolidated Subsidiaries as at February 28, 1994 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Arthur Andersen & Co., copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at February 28, 1994 and the related consolidating statements of income and of cash flows for the fiscal year ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at August 31, 1994 and November 30, 1994 and the related unaudited consolidated statements of income and of cash flows for the six-month and nine-month periods, respectively, ended on such dates, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the six-month and nine-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Except as set forth on Schedule 3.1(a), neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 3.1(a), during the period from February 28, 1994 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at February 28, 1994.

            3.2 No Change. (a) Since February 28, 1994 or, if later, the date of the most recent audited financial statements delivered to the Lenders pursuant to subsection 5.1(a), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) during the period from February 28, 1994 to and including the date hereof, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

            3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

            3.6 No Material Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or
(b) which could reasonably be expected to have a Material
Adverse Effect.

            3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.
No Default or Event of Default has occurred and is continuing.

            3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.3.

            3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except to the extent such claims, individually or collectively, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            3.11  Taxes.  Each of the Borrower and its
Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            3.12  Federal Regulations.  No part of the
proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors as now and from time to time hereafter in effect. If requested by any Lender, the Borrower will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

            3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            3.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors) which limits its ability to incur Indebtedness.

            3.15 Subsidiaries. Schedule 3.15 sets forth a complete list of all Subsidiaries of the Borrower as of the date hereof.

            3.16 Purpose of Loans. The proceeds of the Loans will be used to (a) finance Permitted Acquisitions (as hereinafter defined) and (b) finance capital expenditures and the ongoing working capital requirements of the Borrower and its Subsidiaries.

            3.17 Environmental Matters. Except as set forth on Schedule 3.17:

            (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

            (b) The Properties and all operations at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

            (c)  Neither the Borrower nor any of its
      Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

            (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

            (f)  There has been no release or threat of
      release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.


                  SECTION 4.  CONDITIONS PRECEDENT

            4.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:

            (a)  Loan Documents.  Each Lender shall have
      received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) if requested by such Lender, a Note executed and delivered by a duly authorized officer of the Borrower and (iii) the Subsidiaries Guarantee, executed and delivered by a duly authorized officer of each Domestic Subsidiary.

            (b) Refinancing. Each Lender shall have received evidence reasonably satisfactory to the Lenders that the Sanwa Credit Agreement and the GFC Credit Agreement shall be terminated prior to or concurrently with making of the initial Loans under this Agreement, together with executed copies of all payout or assignment letters, lien releases or assignments, termination or assignment statements, satisfactions, agreements, certificates and other documents entered into in connection with such termination, all of which payout letters, lien releases or assignments, termination or assignment statements, satisfactions, agreements, certificates and other documents shall be in form and substance reasonably satisfactory to each Lender.

            (c) Borrowing Certificate. Each Lender shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to such Lender, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

            (d) Corporate Proceedings of the Borrower. Each Lender shall have received a copy of the resolutions, in form and substance satisfactory to such Lender, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to each Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (e) Borrower Incumbency Certificate. Each Lender shall have received a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, satisfactory in form and substance to such Lender, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

            (f) Corporate Proceedings of Subsidiaries. Each Lender shall have received a copy of the resolutions, in form and substance satisfactory to such Lender, of the Board of Directors of each Domestic Subsidiary of the Borrower which is a party to a Loan Document authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Domestic Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to such Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (g) Subsidiary Incumbency Certificates. Each Lender shall have received a certificate of each Domestic Subsidiary of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document, satisfactory in form and substance to such Lender, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Domestic Subsidiary.

            (h)  Corporate Documents.  Each Lender shall
      have received true and complete copies of the certificate of incorporation and by-laws of the Borrower and each of its Subsidiaries certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower and each of its Subsidiaries.

            (i) Fees. Each Lender shall have received the fees to be received on the Closing Date pursuant to the Fee Letter dated as of January 13, 1995, from the Borrower to Chemical and NatWest.

            (j)  Legal Opinions.  Each Lender shall have
      received the executed legal opinion of Loeb and Loeb, counsel to the Borrower, substantially in the form of Exhibit D. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as any Lender may reasonably require.

            (k)  Lien Searches.  Each Lender shall have
      received the results of a recent search by a Person satisfactory to such Lender, of the Uniform Commercial Code, judgement and tax lien filings which may have been filed with respect to personal property of the Borrower, and the results of such search shall be satisfactory to such Lender.

            (l) Supplier Contract. Each Lender shall have received a certified copy of the Supplier Contract which shall be satisfactory in form and substance to such Lender.

            4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by the Borrower and its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

            (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to such Lender, and such Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.


                  SECTION 5.  AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices and subsection
5.10) shall cause each of its Subsidiaries to:

            5.1  Financial Statements.  Furnish to each
            Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification by Arthur Andersen & Co. or other independent certified public accountants of nationally recognized standing satisfactory to the Required Lenders and (ii) the consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            5.2 Certificates; Other Information. Furnish to each Lender:

            (a)  concurrently with the delivery of the
      financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b)  concurrently with the delivery of the
      financial statements referred to in subsections 5.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such Officer's knowledge, the Borrower and its Subsidiaries during such period have observed or performed all of their respective covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by them, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) setting forth the calculations required to determine compliance with subsections 6.1 and 6.8;

            (c) within 90 days after the beginning of each fiscal year of the Borrower, a copy of the projections by the Borrower of the balance sheet, income statement and cash flow budget of the Borrower and its Subsidiaries for such fiscal year and the subsequent three fiscal years, such projections to be accompanied by a certificate of the Chief Financial Officer of the Borrower to the effect that such projections have been prepared in good faith on the basis of sound financial planning practice and reasonable assumptions;

            (d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

            (e) promptly, a copy of each management letter, if any, prepared by the accountants which audited the financial statements delivered pursuant to subsection
      5.1(a); and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

            5.4  Conduct of Business and Maintenance of
Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

            5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

            5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

            5.7 Notices. Promptly give notice to each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

            (e)  any development or event which could
      reasonably be expected to have a Material Adverse
      Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

            5.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

            5.9 Additional Guarantors. Promptly inform each of the Lenders of the creation or acquisition of each new Domestic Subsidiary after the Closing Date and cause each such new Domestic Subsidiary of the Borrower to execute promptly after creation or acquisition thereof a Supplement in the form attached to the Subsidiaries Guarantee as Exhibit A pursuant to which such new Domestic Subsidiary shall become a party to the Subsidiaries Guarantee as a guarantor thereunder.

            5.10 Assets. (a) Own at least 90% of the Total Assets of the Borrower and its Subsidiaries (other than the assets owned by Toyo Microsystems Corporation on the date hereof) at all times and (b) cause at least 90% of the Total Assets of the Borrower to be located in the United States of America at all times.


                   SECTION 6.  NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsections
6.1) shall not permit any of its Subsidiaries to, directly or indirectly:

            6.1  Financial Condition Covenants.

            eL  Maintenance of Net Worth.  Permit
      Consolidated Net Worth at any time (i) on or prior to February 27, 1995, to be less than $150,000,000, (ii)
      at any time during the period from and including February 28, 1995 to and including February 27, 1996, to be less than $157,500,000, (iii) at any time during the period from and including February 28, 1996 to and including February 27, 1997, to be less than the greater of (A) $165,000,000 or (B) an amount equal to the actual Consolidated Net Worth at February 28, 1995 plus $7,500,000 or (iv) at any time thereafter, to be less than the greater of (A) $172,500,000 or (B) an amount equal to the actual Consolidated Net Worth at February 28, 1996 plus $7,500,000.

            (b)  Consolidated Net Income.  Permit (i)
      Consolidated Net Income to be less than $7,500,000 for any fiscal year ending after the Closing Date or (ii) a Consolidated Net Loss to occur in three or more consecutive fiscal quarters during any period of four consecutive fiscal quarters ending after the Closing Date.

            (c) Maintenance of Quick Asset Ratio. Permit the ratio of Consolidated Quick Assets to Consolidated
      Current Liabilities to be less than 1.25 to 1.00 at any time.

            (d)  Ratio of Total Unsubordinated Liabilities to
      Consolidated Tangible Net Worth.  Permit the ratio of
      Consolidated Total Unsubordinated Liabilities to
      Consolidated Tangible Net Worth at any time to be greater than 1.25 to 1.00.

            (e)  Ratio of Consolidated Funded Debt to
      Consolidated EBITDA. Permit the ratio of Consolidated Funded Debt at any time to Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters then ended to be greater than 1.75 to 1.00.

            (f) Maintenance of Inventory Turnover. Permit the Inventory Turnover Ratio to be less than 3.50 to
      1.00 at any time.

            6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a)  Indebtedness of the Borrower under this
      Agreement;

            (b)  Indebtedness of the Borrower to any
      Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that the maximum amount of any such Indebtedness of the Foreign Subsidiaries to the Borrower shall not exceed $1,000,000 in the aggregate at any time outstanding;

            (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets to the extent permitted under subsection 6.8 (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding in the aggregate $3,000,000 at any time outstanding;

            (d) Subordinated Debt of the Borrower or any of its Subsidiaries;

            (e) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e); and

            (f) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Borrower no Default or Event of Default shall have occurred and be continuing or would result therefrom.

            6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

            (b)  carriers', warehousemen's, mechanics',
      materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

            (c)  pledges or deposits in connection with
      workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

            (f) Liens in existence on the date hereof listed on Schedule 6.3(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

            (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 6.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired; and

            (h)  Liens on the property or assets of a
      corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 6.2(f), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is limited to the property and assets subject to such Lien at the time such corporation becomes a Subsidiary and is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary (including, without limitation, pursuant to after-acquired property or similar clause) and (iii) the amount of Indebtedness secured thereby is not increased.

            6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

            (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 6.4(a);

            (b) Guarantee Obligations of the Borrower and its Subsidiaries created after the date hereof in an aggregate amount not to exceed $250,000 in the aggregate at any one time outstanding;

            (c) Guarantee Obligations of the Borrower in respect of operating leases entered into by any Subsidiary in the ordinary course of business; and

            (d)  the Guarantees.

            6.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Domestic Subsidiaries of the Borrower (provided that the wholly owned Domestic Subsidiary or Domestic Subsidiaries shall be the continuing or surviving corporation);

            (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Domestic Subsidiary of the Borrower; and

            (c)  as permitted under subsection 6.9.

            6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

            (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale of inventory in the ordinary course of business;

            (c) the sale or discount without recourse of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;

            (d) the sale of equipment to AT&T Corp. pursuant to the terms of the Supplier Contract as in effect on the date hereof;

            (e) the sale of equipment with an aggregate net book value not exceeding $500,000 in any fiscal year;
      and

            (f)  as permitted by subsection 6.5(b).

            6.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Domestic Subsidiary which is not wholly owned by the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except for (i) repurchases of its common stock in an amount not to exceed $5,000,000 in the aggregate after the Closing Date, (ii) dividends in respect of the Capital Stock of any Domestic Subsidiary which is not wholly owned by the Borrower which is paid on a ratable basis to all holders of such Capital Stock and (iii) dividends and/or purchases of common stock of the Borrower in respect of employee benefit plans of the Borrower as in effect on the date hereof not exceeding $500,000 in the aggregate in any year.

            6.8 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and any such expenditure resulting from a Permitted Acquisition) except for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during any of the fiscal years of the Borrower set forth below, the amount set forth opposite such fiscal year below:

            Fiscal Year                       Amount

              1995                      $8,000,000
              1996                      $35,000,000
              1997                      $30,000,000
              1998                      $30,000,000

; provided that Capital Expenditures with respect to the 1995 Fiscal Year shall be calculated with respect to the period beginning on the Closing Date and ending on February
28, 1995.

            6.9  Limitation on Investments, Loans and
Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person ("Investments"), except :

            (a) extensions of trade credit in the ordinary course of business;

            (b)  Permitted Investments;

            (c)  Investments by the Borrower in its
      Subsidiaries as of the Closing Date listed in Schedule
      3.15 hereto and additional equity Investments (including, without limitation, by virtue of a transaction permitted under subsection 6.5) in Subsidiaries, provided that the aggregate amount of such Investments in Foreign Subsidiaries shall not exceed $1,000,000 in the aggregate subsequent to the Closing Date; and

            (d)  Permitted Acquisitions by the Borrower.

            6.10  Limitation on Optional Payments and
Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any Subordinated Debt, (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Subordinated Debt (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), or (c) amend the subordination provisions of the Subordinated Debt.

            6.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement,
(b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, except for contracts with directors and executive officers of the Borrower and its Subsidiaries entered into in the ordinary course of business with respect to services rendered to the Borrower and its Subsidiaries.

            6.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

            6.13  Limitation on Changes in Fiscal Year;
Accounting Changes. (a) Permit the fiscal year of the Borrower to end on a day other than the last day of February or (b) change any accounting treatments or reporting practices used in connection with the preparation of the consolidated financial statements of the Borrower and its Subsidiaries as of the date hereof except as required or permitted by GAAP.

            6.14  Limitation on Negative Pledge Clauses.
Enter into with any Person any agreement, other than (a) this Agreement or (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

            6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement and those businesses acquired pursuant to Permitted
Acquisitions.

            6.16  Limitation on Interest Rate Protection
Agreements.  Enter into any Interest Rate Protection
Agreements other than Interest Rate Protection Agreements with respect to the Loans, provided that (i) the aggregate notional amount of all such Interest Rate Protection
Agreements shall not exceed the Commitments and (ii) such Interest Rate Protection Agreements shall be unsecured.


                    SECTION 7.  EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

            (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6; or

            (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and in the case of any such default under Section 5 (other than subsection 5.1, 5.2(a), 5.2(b), 5.4, 5.5, 5.6 or 5.7), such default shall continue unremedied for a period of 20 days; or

            (e)  The Borrower or any of its Subsidiaries shall
      (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $100,000;
      or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

            (f)  (i) The Borrower or any of its Material
      Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g)  (i) Any Person shall engage in any
      "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
      (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

            (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) Any Guarantee shall cease, for any reason, to be in full force and effect with respect to any Material Subsidiary or any Guarantor shall so assert;
      or

            (j) (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 20% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of the Borrower on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Required Lenders may, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and
(ii) the Required Lenders may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                      SECTION 8.  MISCELLANEOUS

            8.1  Amendments and Waivers.  Neither this
Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may from time to time (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or
(b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or the release of any Guarantor under the Subsidiaries Guarantee, in each case without the written consent of all the Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders and all future holders of the Loans. In the case of any waiver, the Borrower and the Lenders shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

            8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

      The Borrower:    Standard Microsystems Corporation
                       80 Arkay Drive
                       Hauppauge, New York 11788
                       Attention:  Anthony D'Agostino
                       Telecopy:  (516) 273-5550

      The Lenders:           Chemical Bank
                       Middle Market Group
                       7600 Jericho Turnpike
                       Woodbury, New York  11797
                       Attention:  Account Officer
                                    Standard Microsystems
Corporation
                       Telecopy:  (516) 364-3307

                       National Westminster Bank N.A.
                       100 Jericho Quadrangle
                       Jericho, New York  11753
                       Attention:  Christine Dekajlo
                                   Standard Microsystems
Corporation
                       Telecopy:  (516) 349-2098

provided that any notice, request or demand to or upon the Lenders pursuant to subsection 2.2, 2.4, 2.7 or 2.11 shall not be effective until received.

            8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

            8.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse Chemical and NatWest for all their out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to Chemical and NatWest, (b) to pay or reimburse each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender, (c) to pay, indemnify, and hold each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of any such Lender or (ii) legal proceedings commenced against any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

            8.6  Successors and Assigns; Participations and
Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other
Loan Documents, and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 8.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.14 such Participant shall have complied with the requirements of said subsection and, provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower (which shall not be unreasonably withheld), to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower), provided that,
(i) notwithstanding the foregoing, the consent of the Borrower shall not be required in the case of any such assignment to an additional bank or financial institution by Chemical or NatWest unless the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitment being assigned is greater than 49% of the Commitment of Chemical or NatWest, as the case may be, at such time (provided that Chemical or NatWest, as the case may be, shall provide ten days notice to the Borrower prior to making any assignment pursuant to this clause (i)) and
(ii) in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitment being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused
Commitment remaining with the assigning Lender are each not less than $10,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning
Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph
(c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 7(a) or 7(f) shall have occurred and be continuing.

            (d)  The Borrower authorizes each Lender to
disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 8.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

            (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

            8.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            8.9  Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            8.11  GOVERNING LAW.  THIS AGREEMENT AND THE
RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE
GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF NEW YORK.

            8.12  Submission To Jurisdiction; Waivers.  The
Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection
      8.2 or at such other address of which each Lender shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

            8.13  Acknowledgements.  The Borrower hereby
acknowledges that:

            (a)  it has been advised by counsel in the
      negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) no Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            8.14  WAIVERS OF JURY TRIAL.  THE BORROWER AND THE
LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL
BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY
COUNTERCLAIM THEREIN.

            8.15 Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any other Lender, (ii) to any Transferee which receives such information and which agrees to keep such information confidential on substantially the same terms as those set forth in this subsection 8.15, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement or (vii) in connection with the exercise of any remedy hereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


STANDARD MICROSYSTEMS CORPORATION


By:
   Title:


CHEMICAL BANK


By:
   Title:


NATIONAL WESTMINSTER BANK N.A.


By:
   Title:                                        [EXECUTION COPY]











STANDARD MICROSYSTEMS CORPORATION,





______________________________________________________


$80,000,000
CREDIT AGREEMENT


Dated as of January 13, 1995


______________________________________________________




CHEMICAL BANK
NATIONAL WESTMINSTER BANK N.A.
as Lenders







                             TABLE OF CONTENTS

                                                                     Page


SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   1

        1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . .   1
        1.2  Other Definitional Provisions. . . . . . . . . . . . . .  12

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . .  12

        2.1  Commitments. . . . . . . . . . . . . . . . . . . . . . .  12
        2.2  Procedure for Borrowing. . . . . . . . . . . . . . . . .  13
        2.4  Termination or Reduction of Commitments. . . . . . . . .  13
        2.5  Repayment of Loans; Evidence of Debt . . . . . . . . . .  13
        2.6  Optional Prepayments . . . . . . . . . . . . . . . . . .  14
        2.7  Conversion and Continuation Options. . . . . . . . . . .  14
        2.8  Interest Rates and Payment Dates . . . . . . . . . . . .  15
        2.9  Computation of Interest and Fees . . . . . . . . . . . .  15
        2.10  Inability to Determine Interest Rate. . . . . . . . . .  15
        2.11  Pro Rata Treatment and Payments . . . . . . . . . . . .  16
        2.12  Illegality. . . . . . . . . . . . . . . . . . . . . . .  16
        2.13  Requirements of Law . . . . . . . . . . . . . . . . . .  17
        2.14  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  18
        2.15  Indemnity . . . . . . . . . . . . . . . . . . . . . . .  19
        2.16  Change of Lending Office. . . . . . . . . . . . . . . .  19

SECTION 3.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  19

        3.1  Financial Condition. . . . . . . . . . . . . . . . . . .  19
        3.2  No Change. . . . . . . . . . . . . . . . . . . . . . . .  20
        3.3  Corporate Existence; Compliance with Law . . . . . . . .  20
        3.4  Corporate Power; Authorization; Enforceable
               Obligations. . . . . . . . . . . . . . . . . . . . . .  21
        3.5  No Legal Bar . . . . . . . . . . . . . . . . . . . . . .  21
        3.6  No Material Litigation . . . . . . . . . . . . . . . . .  21
        3.7  No Default . . . . . . . . . . . . . . . . . . . . . . .  21
        3.8  Ownership of Property; Liens . . . . . . . . . . . . . .  21
        3.9  Intellectual Property. . . . . . . . . . . . . . . . . .  22
        3.10  No Burdensome Restrictions. . . . . . . . . . . . . . .  22
        3.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  22
        3.12  Federal Regulations . . . . . . . . . . . . . . . . . .  22
        3.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . .  22
        3.14  Investment Company Act; Other Regulations . . . . . . .  23
        3.15  Subsidiaries. . . . . . . . . . . . . . . . . . . . . .  23
        3.16  Purpose of Loans. . . . . . . . . . . . . . . . . . . .  23
        3.17  Environmental Matters . . . . . . . . . . . . . . . . .  23

SECTION 4.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . .  24

        4.1  Conditions to Initial Loans. . . . . . . . . . . . . . .  24
        4.2  Conditions to Each Loan. . . . . . . . . . . . . . . . .  26

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . .  27

        5.1  Financial Statements . . . . . . . . . . . . . . . . . .  27
        5.2  Certificates; Other Information. . . . . . . . . . . . .  27
        5.3  Payment of Obligations . . . . . . . . . . . . . . . . .  28
        5.4  Conduct of Business and Maintenance of
               Existence. . . . . . . . . . . . . . . . . . . . . . .  28
        5.5  Maintenance of Property; Insurance . . . . . . . . . . .  29
        5.6  Inspection of Property; Books and Records;
               Discussions. . . . . . . . . . . . . . . . . . . . . .  29
        5.7  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  29
        5.8  Environmental Laws . . . . . . . . . . . . . . . . . . .  30
        5.9  Additional Guarantors. . . . . . . . . . . . . . . . . .  30
        5.10  Assets. . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 6.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .  30

        6.1  Financial Condition Covenants. . . . . . . . . . . . . .  31
        6.2  Limitation on Indebtedness . . . . . . . . . . . . . . .  31
        6.3  Limitation on Liens. . . . . . . . . . . . . . . . . . .  32
        6.4  Limitation on Guarantee Obligations. . . . . . . . . . .  33
        6.5  Limitation on Fundamental Changes. . . . . . . . . . . .  33
        6.6  Limitation on Sale of Assets . . . . . . . . . . . . . .  34
        6.7  Limitation on Dividends. . . . . . . . . . . . . . . . .  34
        6.8  Limitation on Capital Expenditures . . . . . . . . . . .  34
        6.9  Limitation on Investments, Loans and Advances. . . . . .  35
        6.10  Limitation on Optional Payments and
               Modifications of Debt Instruments. . . . . . . . . . .  35
        6.11  Limitation on Transactions with Affiliates. . . . . . .  35
        6.12  Limitation on Sales and Leasebacks. . . . . . . . . . .  36
        6.13  Limitation on Changes in Fiscal Year;
               Accounting Changes . . . . . . . . . . . . . . . . . .  36
        6.14  Limitation on Negative Pledge Clauses . . . . . . . . .  36
        6.15  Limitation on Lines of Business . . . . . . . . . . . .  36
        6.16  Limitation on Interest Rate Protection
               Agreements . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . .  36

SECTION 8.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  39

        8.1  Amendments and Waivers . . . . . . . . . . . . . . . . .  39
        8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  40
        8.3  No Waiver; Cumulative Remedies . . . . . . . . . . . . .  40
        8.4  Survival of Representations and Warranties . . . . . . .  40
        8.5  Payment of Expenses and Taxes. . . . . . . . . . . . . .  41
        8.6  Successors and Assigns; Participations and
               Assignments. . . . . . . . . . . . . . . . . . . . . .  41
        8.7  Adjustments; Set-off . . . . . . . . . . . . . . . . . .  43
        8.8  Counterparts . . . . . . . . . . . . . . . . . . . . . .  44
        8.9  Severability . . . . . . . . . . . . . . . . . . . . . .  44
        8.10  Integration . . . . . . . . . . . . . . . . . . . . . .  44
        8.11  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . .  44
        8.12  Submission To Jurisdiction; Waivers . . . . . . . . . .  44
        8.13  Acknowledgements. . . . . . . . . . . . . . . . . . . .  45
        8.14  WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . .  45
        8.15  Confidentiality . . . . . . . . . . . . . . . . . . . .  45



SCHEDULES

Schedule 1.1(a)  Commitments
Schedule 3.1(a)  Off-Balance Sheet Obligations
Schedule 3.6     Litigation
Schedule 3.15    Subsidiaries
Schedule 3.17    Environmental Matters
Schedule 6.2(e)  Existing Indebtedness
Schedule 6.3(f)  Existing Liens
Schedule 6.4(a)  Existing Guarantee Obligations


EXHIBITS

Exhibit A        Form of Subsidiaries Guarantee
Exhibit B        Form of Note
Exhibit C        Form of Closing Certificate
Exhibit D        Form of Opinion of Counsel to Borrower
Exhibit E        Form of Assignment and Acceptance



          GUARANTEE, dated as of January 13, 1995, made by each of the corporations that are signatories hereto
(collectively, the "Guarantors"; individually, a
"Guarantor"), in favor of the several banks and other financial institutions (collectively, the "Lenders";
individually, a "Lender") parties to the Credit Agreement, dated as of January 13, 1995 (as amended, supplemented or otherwise modified from time to time, the "Credit
Agreement"), among Standard Microsystems Corporation, a
Delaware corporation (the "Borrower"), and the Lenders.


                    W I T N E S S E T H:


          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower owns directly or indirectly all of the issued and outstanding stock of each Guarantor;

          WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to make valuable transfers to each of the Guarantors in connection with the operation of its business;

          WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans; and

          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to each Lender.

          NOW, THEREFORE, in consideration of the premises and to induce the Lenders to enter into the Credit Agreement and to make their respective Loans to the Borrower under the Credit Agreement, each Guarantor hereby agree with the Lenders, as follows:

          I.. Defined Terms. A. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. [For purposes of this Guarantee, the term "Lender" shall include any Affiliate of any Lender which has entered into an Interest Rate Protection Agreement with the Borrower.]

          B.  As used herein, "Obligations" means the
collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any Notes, the other Loan Documents [, any Interest Rate Protection Agreement entered into by the Borrower with any Lender] or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Lenders that are required to be paid by the Borrower or any Guarantor pursuant to the terms of the Credit Agreement or this Guarantee or any other Loan Document).

          C. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

          D. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          II..  Guarantee  A.  Subject to the provisions of
Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

          B. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the maximum aggregate amount equal to the largest amount that would not render its obligations hereunder and thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law.

          C. Each Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

          D. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of or any Lender hereunder.

          E. No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

          F. Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Lender on account of its liability hereunder, it will notify the Lender in writing that such payment is made under this Guarantee for such purpose.

          III.. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 5 hereof.
The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Lenders, and each Guarantor shall remain liable to the Lenders for the full amount guaranteed by such Guarantor hereunder.

          IV.. Right of Set-off. Upon the occurrence of any Event of Default, each Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to such Lender hereunder and claims of every nature and description of such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any other Loan Document [, any Interest Rate Protection Agreement entered into by the Borrower with any Lender] or otherwise, as such Lender may elect, whether or not or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender shall notify such Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          V.. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Lenders exact form received by such Guarantor (duly indorsed by such Guarantor to the Lenders, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Lenders may determine.

          VI.. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Required Lenders or any Lender may be rescinded by the Required Lenders or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Required Lenders or any Lender, and the Credit Agreement, any Notes, any other Loan Document [, any Interest Rate Protection Agreement entered into by the Borrower with any Lender] and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Required Lenders or such Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Required Lenders may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Required Lenders to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Lender against any of the Guarantors. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

          VII.. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note, any other Loan Document, [, any Interest Rate Protection Agreement entered into by the Borrower with any Lender,] any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Required Lenders or any Lender may, but shall be under no obligation to, pursue such rights and remedies as they or it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Required Lenders or such Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Required Lenders or such Lender against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

          VIII.. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

          IX.. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to each Lender without set-off or counterclaim in U.S. Dollars at the office of such Lender [set forth in subsection 8.2 of the Credit
Agreement].

          X..  Representations and Warranties  Each
Guarantor hereby represents and warrants that:

          A. it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

          B. it has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guarantee;

          C. this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing;

          D. the execution, delivery and performance of this Guarantee will not violate any provision of any Requirement of Law or Contractual Obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

          E. no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other
     Person (including, without limitation, any stockholder or creditor of such Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

          F. no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues 1. with respect to this Guarantee or any of the transactions contemplated hereby or 2. which could have a material adverse effect on the business, operations, property or financial or other condition of such Guarantor;

          G. to the extent that the representations and warranties set forth in subsection 3.8 through and including subsection 3.17 of the Credit Agreement apply to such Guarantor, each such representation and warranty is true and correct; and

          H. if such Guarantor is not incorporated under the laws of the United States of America or a state thereof, (1) such Guarantor is not subject to any exchange controls which would affect its ability to make payments under this Guarantee, (2) any payments made by such Guarantor under this Guarantee will not be subject to any withholding tax or other similar obligations of any Governmental Authority outside the United States of America and (3) the obligations of such Guarantor under this Guarantee will be pari passu with all other unsecured obligations of such Guarantor.

          Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by the Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

          XI.. Covenants. Each Guarantor hereby covenants and agrees with each Lender that, from and after the date of this Guarantee until the Obligations are paid in full and the Commitments are terminated, such Guarantor will comply with provisions of Sections 5 and 6 of the Credit Agreement to the extent such provisions apply to such Guarantor. [To be expanded with respect to foreign subsidiaries.]

          XII.. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows:

          A.  if to any Lender, at its address or
     transmission number for notices provided in subsection
     8.2 of the Credit Agreement; and

          B.  if to any Guarantor, at its address or
     transmission number for notices set forth under its signature below.

          Each Lender and each Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

          XIII.. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee signed by all the Guarantors shall be delivered to each Lender.

          XIV.. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          XV..   Integration.  This Guarantee represents the
agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by any Lender relative to the subject matter hereof not reflected herein.

          XVI..   Amendments in Writing; No Waiver;
Cumulative Remedies. A. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor provided that any provision of this Guarantee may be waived by the Lenders in a letter or agreement by facsimile transmission.

          B.  No Lender shall by any act (except by a
written instrument pursuant to paragraph 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Lender would otherwise have on any future occasion.

          C. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          XVII.. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          XVIII.. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Lenders and their successors and assigns.

          XIX..  GOVERNING LAW.  THIS GUARANTEE SHALL BE
GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF NEW YORK.

          XX..  Submission To Jurisdiction; Waivers.  Each
Guarantor hereby irrevocably and unconditionally:

          A. submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          B. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          C. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address set forth under its signature below or at such other address of which the Lenders shall have been notified pursuant Section 12;

          D. agrees that nothing herein shall affect the right to effect service or process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          E. waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, consequential or punitive damages.

          XXI.. WAIVERS OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

          XXII..  Addition of Guarantors.  Subsection
5.10(c) of the Credit Agreement requires that any Subsidiary (other than a Foreign Subsidiary) of the Borrower created or acquired after the Closing Date become a Guarantor hereunder by executing and delivering a Supplement to this Guarantee in the form attached hereto as Exhibit A. From and after the date any such Subsidiary executes and delivers a Supplement to this Guarantee in the form attached hereto as Exhibit A to each Lender, such Subsidiary shall be deemed to be a Guarantor for all purposes under this Guarantee.

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

STANDARD MICROSYSTEMS
CORPORATION (ASIA)


By

Title

Address for Notices:





Fax:
SMC FRANCE, INC.



By

Title

Address for Notices:





Fax:


SMC AUSTRALIA, INC.


By

Title

Address for Notices:





Fax:
SMC INTERNATIONAL, INC.


By

Title

Address for Notices:





Fax:


SMC MASSACHUSETTS INC.



By

Title

Address for Notices:





Fax:
SMC SALES, INC.



By

Title

Address for Notices:





Fax:
                                                EXHIBIT A TO
                                      SUBSIDIARIES GUARANTEE


        [FORM OF ADDITIONAL SUBSIDIARIES SUPPLEMENT]

          SUPPLEMENT, dated _______________ to the
Subsidiaries Guarantee, dated as of January __, 1995 (as amended, supplemented or otherwise modified, the "Subsidiaries Guarantee"), made by certain subsidiaries of Standard Microsystems Corporation, a Delaware corporation
(the "Borrower"), from time to time parties thereto
(collectively, the "Guarantors").

                    W I T N E S S E T H :

           WHEREAS, the Subsidiaries Guarantee provides that any Subsidiary of the Borrower, although not a Guarantor thereunder at the time of the initial execution thereof, may become a Guarantor under the Subsidiaries Guarantee upon the delivery to the Lenders of a supplement in substantially the form of this Supplement; and

          WHEREAS, the undersigned was not a Subsidiary on the Closing Date and, therefore, was not a party to the Subsidiaries Guarantee but is required by the Credit
Agreement and now desires to become a Guarantor thereunder;

          NOW, THEREFORE, the undersigned hereby agrees as follows:

          The undersigned agrees to be bound by all of the provisions of the Subsidiaries Guarantee applicable to a Guarantor thereunder and agrees that it shall, on the date this Supplement is delivered to the Lenders, become a Guarantor, for all purposes of the Subsidiaries Guarantee to the same extent as if originally a party thereto with the representations and warranties contained therein being deemed to be made by the undersigned as of the date hereof.

          Terms defined in the Subsidiaries Guarantee shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.


[NAME OF SUBSIDIARY GUARANTOR]


By

Title

Address for Notices:





Fax: